Exhibit 23.1

KPMG Auditores Independentes

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cosan Limited

We consent to the use of our report dated May 28, 2020, with respect to the consolidated statement of financial position of Cosan Limited and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading 'Experts' in the prospectus.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes

São Paulo, Brazil

December 21, 2020